Zix Corporation Pays Off Remaining $5 Million in Convertible Debt
Payment extinguishes original $20 million in convertible notes
DALLAS — June 26, 2006 — Zix Corporation (ZixCorp®), (Nasdaq: ZIXI), the leader in hosted services for email encryption and e-prescribing, today announced that it has redeemed for cash the remaining $5.0 million principal amount of its convertible notes due 2005-2008, all of which was held by Amulet Limited. The total cash redemption of approximately $5.26 million (principal amount plus a premium and accrued interest), when coupled with the previously reported redemptions of $15 million principal amount of the convertible notes during 2005, completely extinguishes the principal amount outstanding under the convertible notes. Of this $5.26 million, $5 million was held in a restricted account for the benefit of Amulet Limited. No funds remain in the restricted collateral cash account.
In connection with the cash redemption of the convertible notes, ZixCorp will issue to Amulet Limited warrants covering 781,250 shares of the Company’s common stock at an exercise price of $4.48 per share. Of these warrants, 390,625 expire on November 2, 2006 and 390,625 expire on November 2, 2007. The Company will record a one-time charge to earnings of $900,000 to $1.2 million for the second quarter of 2006 as a result of this redemption. All but $200,000 of this amount, which represents a pre-payment premium payable in cash, is expected to be a non-cash charge to earnings.
“Completely repaying the convertible notes represents a significant step in the company’s ongoing efforts to improve its balance sheet,” said Rick Spurr, chief executive officer for ZixCorp. “Extinguishing this debt results in net cash savings by eliminating future interest payments and brings greater clarity to and reinforces the strength of our fundamentals.”
About Zix Corporation
Zix Corporation (ZixCorp®) provides easy-to-use-and-deploy email encryption and
e-prescribing services that protect, manage, and deliver sensitive information to the healthcare, finance, insurance, and government industries. ZixCorp’s email encryption services enable policy-driven email security, content filtering, and send-to-anyone capability. Its e-prescribing service provides point-of-care access and transmission of patient and payor data that improves patient care, reduces costs, and improves efficiency. For more information, visit www.zixcorp.com.
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ZixCorp Contacts:
Investor Relations: Peter Wilensky (214) 515-7357, invest@zixcorp.com